Exhibit 99.1

February 20, 2014

Raptor Announces Clinical Results With RP103 in Huntington's Disease Phase 2/3 Trial

18 Month Clinical Results Showed Significantly Slower Progression of Total Motor Score in RP103 Treated Patients Without Tetrabenazine

Conference Call and Webcast Today at 8:30 a.m. EST

NOVATO, Calif., Feb. 20, 2014 (GLOBE NEWSWIRE) -- Raptor Pharmaceutical Corp. (Nasdaq:RPTP) today announced top line results from a planned 18 month analysis of an ongoing 3 year Phase 2/3 clinical trial of RP103 (delayed-release cysteamine) for the potential treatment of Huntington's disease (HD) in collaboration with the Centre Hospitalier Universitaire d'Angers (CHU d'Angers). A total of 96 patients with HD were randomized to treatment with RP103 or placebo. Eighty nine patients completed the initial 18 month phase. Analysis of all 96 patients enrolled in the trial showed a positive trend towards slower progression of Total Motor Score (TMS) in patients treated with RP103 vs. those patients on placebo, the primary endpoint of the study. TMS progression was 32% slower in patients treated with RP103 vs. those treated with placebo after 18 months treatment (4.51 vs. 6.68 respectively, p=0.19). In 66 patients not taking concurrent tetrabenazine, RP103 treatment resulted in a statistically significant slower progression in TMS vs. the placebo group (2.84 points vs. 6.78 respectively, p=0.03).
Due to the 36 month duration of the study, patients were allowed to continue their baseline medication regime, including antidepressants and tetrabenazine, the latter being an approved medication to treat chorea associated with HD. Patients were not randomized in the study based on concomitant medications. To confirm that the TMS results were not influenced by a potential treatment effect of tetrabenazine on chorea (a sub-score of TMS) the subset of patients not receiving tetrabenazine were analyzed for TMS. In these 66 patients (32 under placebo and 34 under RP103), RP103 treatment caused a statistically significant 58% slower progression in TMS of 2.84 points compared to 6.78 points for placebo (p=0.03) at 18 months. Slower progression was seen across all TMS sub-score measurements including eye and hand movements, balance and gait, as well as maximal dystonia and maximal chorea. Adverse events were similar in the two groups and were comparable to what has been observed in other studies in this patient population.
"We are very encouraged by these trial results and we believe that the significant slowdown of loss of muscle control in these early stage patients indicates that RP103 is potentially effective at slowing the progression of Huntington's disease," said Dr. Christophe Verny, Lead Investigator for the Phase 2/3 clinical trial and Chief of Neurology Department at CHU d'Angers. "We look forward to working with Raptor to develop and implement a continuing access program so that we can continue to provide RP103 to the patients who participated in the study initiated by CHU d'Angers, and avoid any treatment interruption after they finish the study."
"We are very grateful to the patients who participated in the study and the French clinical network of physicians, led by Drs. Christophe Verny and Dominique Bonneau in Angers," said Patrice Rioux, M.D., Ph.D., Chief Medical Officer at Raptor. "We are thrilled to build on these results and will engage regulatory agencies to discuss the most efficient means to advance this program to potential approval. These results not only support the safety and efficacy of Raptor's RP103 in Huntington's disease, but also the rationale for testing the use of RP103 in other indications such as NAFLD, Leigh Syndrome and mitochondrial diseases."
RP103 was well tolerated with 48/52 patients experiencing at least one adverse event (AE) during the 18 month study vs. 38/44 under placebo. There were slightly more patients under RP103 than under placebo reporting at least one gastrointestinal AE (61.5% RP103 vs. 45.5% placebo), mostly nausea, vomiting, abdominal pain, constipation and breath odor. There were also slightly more headache AEs on RP103 than on placebo. There were 5 patients treated with RP103 who experienced serious adverse events (SAEs) compared with 4 patients treated with placebo.

Clinical Study Design
The study enrolled 96 patients who were randomized in a double blind, 1:1 ratio to RP103 or placebo for an initial 18 month treatment period followed by 18 months open label treatment with RP103. Concomitant medications were not taken into account in the randomization. Eighty nine patients completed the first 18 month phase. The study enrolled primarily Stage 1/2 patients showing early disease symptoms with a Unified Huntington Disease Rating Scale (UHDRS), Total Motor Score (TMS) ≥ 5, Total Functional Capacity > 10 and a CAG repeat > 38. The trial was conducted at eight clinical sites throughout France under a collaboration agreement between Raptor and CHU d'Angers. Clinical expenses of the study are covered by a grant from the French government (PHRC 2004-03bis CYST-HD).
The objective of the study is to evaluate the effectiveness, safety and tolerability of RP103 in modifying Huntington's disease progression. The primary endpoint of the study is the change from baseline in the TMS sub-scale of the UHDRS at 18 months of treatment in the placebo and RP103 treated groups. The study was powered to detect a difference in TMS in as few as 62 patients at 18 months. Due to the duration of the study, patients were permitted to continue taking their normal medication regime which included tetrabenazine, a vesicular monoamine transporter 2 inhibitor.
Seven patients discontinued treatment during the study, 6 in the RP103 arm and 1 in placebo. Three patients receiving RP103 discontinued for SAEs including 1 for lymphopenia, 1 for repetitive faintness and 1 for elevated liver enzymes. One SAE in the placebo group, anxiety, resulted in discontinuation.
Conference Call and Webcast
Raptor has scheduled an investor conference call and webcast regarding this announcement at 8:30 a.m. EST (5:30 a.m. PST), February 20, 2014. The live call may be accessed by dialing (877) 870-4263 for domestic callers or (412) 317-0790 for international callers. A live webcast of the conference call will be available online from the investor relations section of the company website at www.raptorpharma.com.  After the call, a webcast replay will be available on the Raptor website for 90 days. A telephone replay of the call will be available by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering the conference number: 10041359.
About Huntington's Disease
Huntington's disease is a rare, progressive, and hereditary neurological disease that often leads to death within 15 to 20 years after diagnosis. The disease is thought to affect as many as 18,000-30,000 patients in the U.S. and a comparable number in Europe. There are currently no disease modifying therapies approved for Huntington's disease. HD causes neuronal degeneration in the cerebral cortex and basal ganglia, which play a key role in movement and behavior control. The cumulative damage to these areas results in the hallmark symptoms of chorea (uncontrollable, jerky movements), neuropsychiatric symptoms, loss of executive functioning and dementia.
About Raptor Pharmaceutical
Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington's disease, nonalcoholic fatty liver disease, Leigh syndrome and other mitochondrial diseases.  With an approved product in the U.S. and EU, Raptor also holds several orphan drug designations, including U.S. orphan drug designation for RP103 in Huntington's disease.  A request for EU designation for RP103 in HD will be submitted with clinical data. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson's disease, Rett Syndrome and the treatment of MeCP2-associated disorders. For additional information, please visit www.raptorpharma.com.

FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," "projected" and similar words or phrases and relate to future events or our future results of operations or future financial performance, including, but not limited to, quotes from the lead investigator for the Phase 2/3 clinical trial and management, and statements regarding the potential effectiveness of RP103 at slowing the progression of HD, development and implementation of an early access program, engagement of regulatory agencies and testing the use of RP103 as a treatment for other indications. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: final results of the Phase 2/3 clinical trial of RP103 for the potential treatment of HD; market acceptance and sales of PROCYSBI in the U.S. and the EU; Raptor's ability to expand the use of RP103 and to receive regulatory approval for other indications; Raptor's reliance on a single active pharmaceutical ingredient supplier, a single third-party manufacturer and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI or any other future products and product liability claims; third-party payor coverage, reimbursement and pricing; enacted and future healthcare legislation; Raptor's ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor's ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's transition report for the four months ended December 31, 2012 on Form 10-KT filed with the SEC on March 14, 2013, as amended, and Raptor's Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2013, August 9, 2013 and November 7, 2013, which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT:
         Georgia Erbez
         Chief Financial Officer
         Raptor Pharmaceutical Corp.
         (415) 408-6231
         gerbez@raptorpharma.com

         INVESTOR CONTACTS:
         Westwicke Partners, LLC
         Robert H. Uhl
         Managing Director
         (858) 356-5932
         robert.uhl@westwicke.com

         MEDIA CONTACT:
         Carolyn Hawley
         Canale Communications
         (619) 849-5375
         carolyn@canalecomm.com